N / E / W / S     R / E / L / E / A / S / E

November 22, 2013

FOR IMMEDIATE RELEASE
For more information, contact:
David L. Ortega, First Vice President/Director of Investor Relations
765-378-8937
http://www.firstmerchants.com

SOURCE: First Merchants Corporation (NASDAQ: FRME), Muncie, Indiana

First Merchants Corporation Elects F. Howard Halderman to its Board of Directors

First Merchants Corporation has elected F. Howard Halderman to the Board of Directors for First Merchants Corporation and First Merchants Bank, N.A. Mr. Halderman is President of Halderman Farm Management Service, Inc., a third-generation, farm management and real estate company headquartered in Wabash, Indiana, providing management services to more than 650 farms with market value in excess of $1 billion located throughout the United States and Canada.

Charles E. Schalliol, Chairman of the Board stated, “We are excited that Howard is joining the First Merchants’ Board and bringing his deep knowledge of agriculture and real estate to our team. These are core areas of focus for First Merchants and the communities we serve.”

Mr. Halderman added, “I am very pleased to join the leadership of this rapidly growing Midwestern bank. My hope is to assist the management team and its Board in growing our business in my areas of expertise - agricultural property management and real estate.”

In making the announcement, Michael C. Rechin, President and Chief Executive Officer said, “We are fortunate to have the opportunity to add a leader of Howard’s stature to our company as a new director. Agribusiness and its positive economic engine is historical bedrock for the State of Indiana and First Merchants. Adding an industry leader such as Howard to our Board allows us to serve the broad needs of this pervasive economic segment to our region of the country.”

A graduate of Purdue University and 2012 Distinguished Agricultural Alumni, Mr. Halderman serves on the Purdue University College of Agriculture Dean’s Advisory Council, and locally as a board member of the Honeywell Foundation, Wabash County Hospital and Field of Dreams, Inc.

About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation is comprised of First Merchants Bank, N.A., which also operates as Lafayette Bank & Trust, Commerce National Bank, and First Merchants Trust Company as divisions of First Merchants Bank, N.A. First Merchants Corporation also operates First Merchants Insurance Group, a full-service property casualty, personal lines, and healthcare insurance agency.

First Merchants Corporation's common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company's Internet web page (http://www.firstmerchants.com).

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